BLUE CALYPSO ANNOUNCES Q2 FINANCIAL RESULTS

DALLAS, TX – 8/13/14 – Blue Calypso, Inc. (OTCBB: BCYP), a developer of digital innovation products and services, announced financial results for the second quarter ended June 30, 2014. Financial statements and further details are available in the Company’s Form 10-Q filed with the Securities and Exchange Commission on August 13, 2014.

Highlights:

- Revenue for the quarter was $122,032, up 24x vs. the comparable prior year period

- Gross profit was $50,986, up 20x vs. the comparable prior year period

- Our newest product, MobileADvantage™, was developed in Q2 and moved into Beta testing. This product added approximately $44,000 to our capitalized software asset base.

- Blue Calypso hired 2 new software engineers to begin working on our expanding backlog.

- Multiple contracts were received at the end of Q2 with projected completion in Q3 and Q4 of this year.

“The second quarter of 2014 was a strong quarter for Blue Calypso”, commented Bill Ogle, CEO of Blue Calypso. “We continued our revenue growth versus last year, and spent considerable time and effort building our newest product, MobileADvantage. MobileADvantage has been in beta test with a Fortune 100 retailer, and early results are extremely promising. We have received many requests for proposal during the quarter. We were also awarded multiple Blue Calypso Labs contracts in June. A majority of that work will be completed in third quarter, and the balance in fourth quarter of this year. We are also submitting additional proposals on new projects, and are pleased that we are receiving repeat business on SocialEcho™ and development projects.”

“We have also been busy working with our council at Fish & Richardson as we prepare for our hearing with the Patent Trial and Appeals Board (PTAB) on September 5, 2014. We continue to be confident in our case and look forward to presenting our evidence and views in the next few weeks,” commented Ogle.

About Blue Calypso, Inc.

Blue Calypso, Inc. (OTCBB: BCYP) develops digital innovation products and services for the social media marketplace using its patented IP portfolio. The company enables businesses to employ digital advertising to share and socialize brand content as well as track performance, monitor engagements and gather robust analytics – all at lower costs than traditional marketing. Already, Blue Calypso has attracted several large, well-known consumer facing companies in automotive, retail, travel and consumer goods. Blue Calypso licenses its IP in addition to offering digital innovation services through Blue Calypso Labs and solutions including POPSHARE™, SocialEcho™, EMGAGE™, DashTAGG®, and MobileADvantage™. For more about the company please visit www.bluecalypso.com.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “will,” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports filed with the Securities and Exchange Commission.

IR Contact:

Barretto Pacific Corporation800-368-1217